Exhibit 99.1

LEVI STRAUSS & CO. APPOINTS MICHELLE GASS AS PRESIDENT

Proven Brand Leader Strengthens Executive Team and Advances CEO Succession Planning

SAN FRANCISCO (November 8, 2022)—Levi Strauss & Co. (NYSE: LEVI) today announced leadership changes in its executive team with the appointment of Michelle Gass to the new position of president, LS&Co., reporting to Chip Bergh, president & CEO. Gass will be responsible for leading the Levi’s® brand and the company’s global digital and commercial operations. With this announcement, the board of directors has put in motion a succession plan for Gass to succeed Bergh as CEO within the next 18 months. Gass will begin her role with the company on January 2 and is expected to join the LS&Co. Board of Directors on her start date.

“We are delighted that an executive with Michelle’s background, experience and stature is joining as president to work side-by-side with Chip for a meaningful transition period before becoming CEO,” said Bob Eckert, chairman of the LS&Co. Board of Directors. “Michelle’s deep retail and omni-channel experience combined with her track record of building brands and meaningful innovation is a perfect fit for the skills needed to lead this company for the long term and create significant value for our stakeholders.”

Gass brings exceptional direct-to-consumer experience to LS&Co., having led the transformation strategy at Kohl’s to position the company for long-term profitable growth. She has driven a significant reinvention effort for more than 1,100 Kohl’s stores, while growing the digital business at a double-digit compounded annual growth rate to more than $6 billion. She has also led a number of strategic innovations at Kohl’s, including the introduction of Amazon returns and spearheading the long-term strategic partnership with Sephora, which has expanded to 600 Sephora at Kohl’s shops. While at Starbucks, she held numerous leadership roles over nearly 17 years and was instrumental in leading many successful product innovations, including expanding the Frappuccino® blended beverage brand and launching the Starbucks loyalty program. Her last assignment at Starbucks was as President, Starbucks EMEA, leading their European, Middle East and Africa business.

“One of my biggest legacies at LS&Co. will be my successor, passing the baton to someone who will take the company to the next level. I am thrilled not just about Michelle being my successor, but also about having the chance to work closely together during the transition,” Bergh said. “I have known Michelle for a decade, and she has many of the qualities we value in our leaders: she is humble, approachable, transparent and driven by purpose and values. She has a track record of building brands and talent. Michelle also brings more than 25 years of retail and omni-channel experience, along with a demonstrated track record of innovation, driving transformational ‘big ideas’ not just on products but also business models. With this move, I am even more confident in this company’s future.”

Gass has an MBA from the University of Washington, Michael G. Foster School of Business, and a B.S. in chemical engineering from Worcester Polytechnic Institute. In addition to serving on the PepsiCo. Board of Directors, she is also on the Board of the Retail Industry Leaders Association and the National Retail Federation. She previously served on the Cigna and Ann Inc. Boards of Directors.

“I am thrilled to join Levi Strauss & Co., with its iconic brands, incredible team and unwavering commitment to corporate citizenship,” Gass said. “With the Levi’s® brand stronger than ever, Dockers® reinvigorated and the Beyond Yoga® acquisition expanding the company’s addressable market, I look forward to working alongside Chip and his talented team to realize the incredible potential for the business in the years to come.”

About Levi Strauss & Co.

Levi Strauss & Co. (LS&Co.) is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The Company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Signature by Levi Strauss & Co.™, Denizen®, Dockers® and Beyond Yoga brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,100 retail stores and shop-in-shops. Levi Strauss & Co.’s reported 2021 net revenues were $5.8 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.

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